UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed	by the Registrant ☒
Filed	by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SPACEHAB, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August [•], 2005

Notice of Special Meeting

Dear Shareholder:

Notice is hereby given that a Special Meeting of Shareholders (the “Special Meeting”) of SPACEHAB, Incorporated, a Washington corporation (the “Company”), will be held in Houston, Texas, on [•], September [•], 2005, at 10:00 a.m., at the Company’s executive offices located at 12130 State Highway 3, Building 1, Webster, Texas 77598.

The Company has commenced an offer to exchange its 5.5% Senior Convertible Notes due 2010 (the “Exchange Notes”) for its outstanding 8% Convertible Subordinated Notes due 2007 (the “Outstanding Notes”). This exchange offer is part of the Company’s plan to restructure its long term debt in an effort to improve its liquidity and financial stability. The purpose of the Special Meeting is to consider and vote upon the following matters which must be approved in order for the exchange offer to be completed:

•	an amendment to Article Four of the Company’s Amended and Restated Articles of Incorporation increasing the number of authorized shares of common stock of the Company from 30 million shares to 60 million shares; and

•	the issuance of the Exchange Notes and, from time to time, up to 29,834,906 shares of the Company’s common stock upon conversion of the Exchange Notes.

If the exchange offer is not completed, the Company will be required to direct substantial future available cash flow to the repayment of its Outstanding Notes and may be required to divest core assets and take other steps that will reduce the Company’s future prospects in order to generate sufficient funds to repay the Outstanding Notes in 2007. For these reasons and those discussed elsewhere in the proxy statement, the Board of Directors has approved the proposed amendment to the Company’s Amended and Restated Articles of Incorporation and the issuance of the Exchange Notes and common stock issuable upon conversion of the Exchange Notes. The Company urges you to vote FOR both proposals.

Shareholders of record at the close of business on August 16, 2005 will be entitled to notice of, and to vote at, the Special Meeting, or any adjournment or adjournments thereof. The Special Meeting may be postponed or adjourned from time to time to obtain a quorum, solicit additional votes in favor of the proposals or for other purposes.

Your participation in the Company’s affairs is important regardless of the number of shares you hold. To ensure your representation at the Special Meeting, the Company urges you to mark, sign, date and return the enclosed proxy card promptly even if you anticipate attending in person. If you attend, you will of course be entitled to vote in person.

Thank you for your assistance in returning your proxy card promptly.

By Order of the Board of Directors,

Brian K. Harrington
Senior Vice President, Chief Financial Officer, Secretary and Treasurer

YOUR VOTE IS IMPORTANT

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD

AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT

YOU EXPECT TO ATTEND THE SPECIAL MEETING.

SPECIAL MEETING OF SHAREHOLDERS

September [•], 2005

PROXY STATEMENT

General Information

This Proxy Statement is being furnished to you in connection with the solicitation of proxies on behalf of the Board of Directors of SPACEHAB, Incorporated, a Washington corporation (the “Company”), from holders of the Company’s common stock, no par value per share (the “Common Stock”), and Series B Convertible Preferred Stock, no par value per share (the “Convertible Preferred Stock”), for use at the Special Meeting of Shareholders of the Company to be held on [•], September [•], 2005, at 10:00 a.m., at the Company’s executive offices located at 12130 State Highway 3, Building 1, Webster, Texas 77598, and at any adjournment or adjournments thereof (such meeting or adjournments thereof is referred to in this Proxy Statement as the “Special Meeting”). The purpose of the Special Meeting is to consider and vote upon:

•	an amendment to Article Four of the Company’s Amended and Restated Articles of Incorporation (the “Articles”) increasing the number of authorized shares of Common Stock of the Company from 30 million shares to 60 million shares; and

•	the issuance of the Company’s 5.5% Senior Convertible Notes due 2010 (the “Exchange Notes”) and, from time to time, up to 29,834,906 shares of Common Stock upon conversion of the Exchange Notes.

The holders of Common Stock, together with the holders of Convertible Preferred Stock, are referred to herein individually as a “Shareholder” and together as the “Shareholders.” This Proxy Statement and the accompanying form of proxy are being mailed to Shareholders on or about [•], 2005.

Reasons for Seeking Shareholder Approval

The Company has commenced an offer to exchange the Exchange Notes for its outstanding 8% Convertible Subordinated Notes due 2007 (the “Outstanding Notes”). The exchange offer is part of the Company’s overall strategic plan to enhance its cash flow from operations, improve its liquidity and working capital position, and provide balance sheet and cash flow capacity for potential future investments in space commerce assets. The consummation of the exchange offer to restructure the Company’s long term debt is the next step in the Company’s plan. The issuance of the Exchange Notes in the exchange offer will reduce the Company’s current annual interest obligations by approximately $1.5 million and extend the maturity date on the principal amount of this indebtedness from 2007 to 2010. If the Company is unable to reduce its current interest payments and extend debt maturities on the Outstanding Notes through the exchange offer, the Company may be unable to replace its shuttle based assets with rocket based space assets as the space shuttle is phased out of operation.

The Company’s flight services business unit represented approximately 50% of the Company’s consolidated revenues for its 2004 fiscal year. The flight services business unit derived over 80% of its revenues for fiscal 2004 from the use of its modules and integrated cargo carriers by the space shuttle fleet. The space shuttle fleet is currently expected to be retired by 2010. The space shuttle fleet was grounded until July 2005 following the loss of the Space Shuttle Columbia in February 2003. Following the launch of the Space Shuttle Discovery in July 2005, NASA announced that the space shuttle fleet will be grounded for an indefinite period of time until loss of foam from the shuttle’s external fuel tank can be remedied. Another prolonged suspension of shuttle flights, and a reduction in the number of shuttle flights prior to the shuttle fleet’s retirement, could have a material adverse impact on the Company’s cash flows and revenues. In addition, the planned retirement of the space shuttle fleet in five years will result in a significant reduction in the Company’s future cash flows and revenues unless the Company is able to successfully develop products and services for programs that will replace the space shuttle.

The Company believes that the corporate restructuring and refinancing steps taken to date are inadequate to provide sufficient cash flow to fund research and development efforts necessary to develop new space assets that the Company believes will be required to ensure its long term viability and competitiveness. Furthermore, if the Outstanding Notes remain outstanding, the Company does not believe that it will have the financial flexibility necessary to obtain future financing to fund needed research and development efforts. In addition to limiting the Company’s ability to fund research and development, if the exchange offer is not completed, the Company will be required to direct substantial available cash flows during the next two years to the repayment of its Outstanding Notes by 2007. Since the Company does not believe that these cash flows will be sufficient to repay the Outstanding Notes in 2007, the Company may also be required to divest core assets to generate sufficient funds to repay the Outstanding Notes at maturity and, if such divestitures are not successful, to seek a restructuring of its debt.

The Company believes that the actions that would need to be taken to repay the Outstanding Notes in 2007 would substantially narrow the Company’s future prospects. The cash flows redirected to the repayment of, and any divesture of assets to repay, the Outstanding Notes may not generate sufficient funds to fully repay the Outstanding Notes. Due to the adverse affects that the Outstanding Notes will have on the Company’s future liquidity and ability to restructure and refocus its business at a time when the Company’s largest market is changing dramatically, the Company urges you to approve both of the proposals being voted upon at the Special Meeting.

Attached as Appendix A is the prospectus related to the exchange offer that is being distributed to holders of Outstanding Notes. We encourage you to read the attached prospectus, including the section titled “Risk Factors,” for a complete description of the terms of the exchange offer and the Exchange Notes. In connection with the proposed exchange offer, the Company will issue $1,000 in principal amount of Exchange Notes for every $1,000 in principal amount of Outstanding Notes validly tendered in the exchange offer. As of August 16, 2005 the Company was not in default with respect to any required principal or interest payments under the Outstanding Notes.

The terms of the indenture governing the Exchange Notes will be substantially similar to the terms of the indenture governing the Outstanding Notes. Some changes have been made to the indenture governing the Exchange Notes to encourage holders of Outstanding Notes to tender their Outstanding Notes for Exchange Notes that have a longer maturity and bear a lower interest rate. The attached prospectus contains a summary of the material differences between the Exchange Notes and the Outstanding Notes in the section entitled “Prospectus Summary—Summary Comparison of Key Differences Between the Outstanding Notes and the Exchange Notes” and a description of the material provisions of the Exchange Notes in the section entitled “Description of the Exchange Notes.”

One of the changes in the terms of the Exchange Notes was to lower the conversion price on the Exchange Notes so that the conversion price more closely resembles market terms for convertible notes. The Outstanding Notes are convertible into shares of Common Stock at a conversion price of $13.625 per share. On August 16, 2005, the last reported sale price of the Common Stock on The NASDAQ National Market was $1.36. Since the conversion price for the Outstanding Notes greatly exceeds the current market price of the Common Stock, the conversion feature of the Company’s Outstanding Notes has little or no value to most holders of the Company’s Outstanding Notes. The Exchange Notes are convertible into shares of Common Stock at a conversion price ranging from $2.12 on the issue date and increasing semi-annually to $2.50 per share after October 14, 2008.

The terms of the Exchange Notes also impose certain covenants on the Company, including limitations on the Company’s ability to pay dividends, incur additional senior secured indebtedness or assume or incur indebtedness in connection with acquisitions. These covenants are described in the attached prospectus under the headings entitled “Prospectus Summary—Summary Comparison of Key Differences Between the Outstanding Notes and the Exchange Notes” and “Description of the Exchange Notes—Certain Covenants.”

Assuming all of the Outstanding Notes are exchanged for Exchange Notes, up to 29,834,906 shares of Common Stock are issuable upon conversion of the Exchange Notes at the initial conversion price of $2.12 and up to 25,300,000 shares of Common Stock are issuable upon conversion at the final conversion price of $2.50. If all of the shares of Common Stock issuable upon conversion of the Exchange Notes were issued as of the Record Date, holders of the Exchange Notes would own 70.2% of the Common Stock at a conversion price of $2.12 per share and 66.7% of the Common Stock at a conversion price of $2.50 per share. Although the conversion of a material portion of the Exchange Notes into Common Stock would significantly dilute existing Shareholders, such a conversion would also materially reduce the Company’s outstanding debt and improve its liquidity and financial condition.

As discussed below, the Company will not be able to complete the exchange offer unless its Shareholders approve an increase in the number of authorized shares of Common Stock and the issuance of the Exchange Notes and Common Stock issuable upon conversion of the Exchange Notes.

Voting Securities

The Board of Directors has fixed the close of business on August 16, 2005 as the record date (the “Record Date”) for the determination of Shareholders entitled to notice of, and to vote at, the Special Meeting. A complete list of all Shareholders entitled to vote at the Special Meeting will be open for examination by any Shareholder during normal business hours for a period of twenty days prior to the Special Meeting at the Company’s executive offices located at 12130 State Highway 3, Building 1, Webster, Texas 77598. Such list will also be available at the Special Meeting and may be inspected by any Shareholder then present. As of the Record Date, the Company’s outstanding voting securities consisted of 12,661,179 shares of Common Stock and 1,333,334 shares of Convertible Preferred Stock. Holders of Common Stock and Convertible Preferred Stock will be entitled to one vote per share of Common Stock or Convertible Preferred Stock held of record on the Record Date for each proposal to be presented at the Special Meeting.

No business other than consideration of the amendment to the Articles and the issuance of the Exchange Notes and additional shares of Common Stock issuable upon conversion of the Exchange Notes will be considered or acted upon at the Special Meeting.

Voting of Proxy

A proxy in the form accompanying this Proxy Statement (each, a “Proxy”), when properly executed and returned, will be voted in accordance with the directions specified on the Proxy, and otherwise in accordance with the judgment of the persons designated therein as proxies. Any Proxy which is properly signed and returned, does not withhold authority to vote, and on which no other choice is specified or instructions are given, will be voted in favor of both proposals.

Because many Shareholders are unable to attend the Special Meeting, the Board of Directors solicits Proxies to give each Shareholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this Proxy Statement. Shareholders are urged to read carefully the material in this Proxy Statement, specify their choice with respect to the proposals to be voted upon by marking the appropriate boxes on the enclosed Proxy card, and sign, date, and return the card in the enclosed stamped envelope. Dr. Shelley A. Harrison and Mr. Michael E. Kearney, the persons named as proxies on the form of Proxy accompanying this Proxy Statement, were selected by the Board of Directors to serve in such capacity. Dr. Harrison is Chairman of the Board of Directors and Mr. Kearney is a member of the Board of Directors and Chief Executive Officer.

No Shareholder of the Company, whether voting for, against or abstaining with respect to the matters to be voted upon at the Special Meeting, will be entitled to appraisal rights or the right to receive cash for shares under the Washington Business Corporations Act or the Company’s Articles or Bylaws.

Revocation of Proxy

Each Shareholder giving a Proxy has the power to revoke it at any time before the shares represented by that Proxy are voted. Revocation of a Proxy is effective when the Secretary of the Company receives either an instrument revoking the Proxy or a duly executed Proxy bearing a later date. Additionally, a Shareholder may change or revoke a previously executed Proxy by voting in person at the Special Meeting.

Quorum; Method of Tabulation

The holders of at least one-third of all issued and outstanding shares of Common Stock and Convertible Preferred Stock entitled to vote at the Special Meeting and voting as two separate classes, whether present in person or represented by Proxy, will constitute a quorum with respect to that voting class.

The affirmative vote of a majority of the shares of Common Stock and Convertible Preferred Stock having voting power, voting as two separate classes, is required to approve the proposed amendment to the Company’s Articles. The affirmative vote of a majority of the shares of Common Stock and Convertible Preferred Stock, voting together as a class, present at the Special Meeting and entitled to vote, is required to approve the issuance of the Exchange Notes and the Common Stock issuable upon conversion of the Exchange Notes.

One or more inspectors of election appointed for the Special Meeting will tabulate the votes cast in person or by Proxy at the Special Meeting and will determine whether or not a quorum is present. The inspector(s) of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the Shareholders for a vote. Therefore, abstentions will be the equivalent of a “no” vote for both matters being voted upon at the Special Meeting.

Many of the Company’s shares of Common Stock are held in “street name,” meaning that a depository, broker-dealer or other financial institution holds the shares in its name, but such shares are beneficially owned by another person. Generally, a street name holder must receive direction from the beneficial owner of the shares to vote on issues other than routine Shareholder matters such as the election of directors or ratification of auditors. If a broker indicates on a Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered present and entitled to vote at the Special Meeting for such matter. Accordingly, broker non-votes will be the equivalent of a “no” vote for purposes of the proposal to amend the Company’s Articles and will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of votes cast from which the majority is calculated with respect to the proposal to approve the issuance of the Exchange Notes and Common Stock issuable upon conversion of the Exchange Notes.

PROPOSAL I

AMENDMENT TO ARTICLE FOUR OF THE COMPANY’S

AMENDED AND RESTATED ARTICLES OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

OF THE COMPANY FROM 30 MILLION SHARES TO 60 MILLION SHARES

Proposed Amendment to Amended and Restated Articles of Incorporation

The Company’s Board of Directors has adopted a resolution approving and recommending to the Company’s Shareholders for their approval a proposal to amend Article Four of the Company’s Articles to increase the number of authorized shares of Common Stock from 30 million shares to 60 million shares. The form of the proposed amendment is as follows:

The Articles are hereby amended by amending and restating the first sentence of Article Four to be and read in its entirety as follows:

“FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 62,500,000 shares, consisting of 60,000,000 shares of common stock, no par value per share (the “Common Stock”), and 2,500,000 shares of preferred stock, no par value per share (the “Preferred Stock”).”

Reasons for Increasing the Authorized Shares of Common Stock

Currently, the Company’s authorized capital stock consists of 30,000,000 shares of Common Stock and 2,500,000 shares of preferred stock. As of the Record Date, there were 12,661,179 shares of Common Stock issued and outstanding, 4,642,202 shares of Common Stock issuable upon conversion of Outstanding Notes, 1,333,334 shares of Common Stock issuable upon conversion of Convertible Preferred Stock, 2,214,359 shares of Common Stock issuable upon exercise of outstanding options, 1,803,447 shares of Common Stock authorized for issuance, but not yet subject to grants, pursuant to the Company’s 1994 Stock Incentive Plan and 1995 Directors’ Stock Option Plan, 1,111,250 shares of Common Stock authorized for issuance, but not yet subject to grants, pursuant to a stock option plan of the Company’s majority-owned subsidiary, Space Media, Inc., and 362,374 shares of Common Stock authorized for issuance pursuant to the Company’s 1997 Employee Stock Purchase Plan. Consequently, the Company has approximately 5,871,855 unissued and unreserved shares of Common Stock available for general corporate purposes.

Up to 29,834,906 shares of Common Stock are issuable upon conversion of the Exchange Notes at a conversion price of $2.12 and up to 25,300,000 shares of Common Stock are issuable upon conversion at a conversion price of $2.50. Currently, the Company has fewer than six million shares of Common Stock that are unreserved and available for issuance. As a condition to completion of the proposed exchange offer, the Company must amend its Articles to increase the number of authorized shares of Common Stock by an amount sufficient to permit the conversion of all of the Exchange Notes into shares of Common Stock. As a result, the Company is seeking Shareholder approval of the amendment to its Articles to allow it to complete its proposed restructuring.

The Company will not receive any cash proceeds from the issuance of the Exchange Notes in the exchange offer or upon issuance of Common Stock upon conversion of the Exchange Notes. However, upon conversion, the Company’s obligation to repay the principal amount due on the Outstanding Notes will be decreased and, if all of the Outstanding Notes are converted, completely extinguished. Furthermore, the Company expects the completion of the exchange offer to provide the Company with additional financial capacity to fund its research and development efforts. If the amendment to the Company’s Articles is not approved, the Company will not be able to complete the exchange offer and will be required to take actions that it believes will reduce the Company’s future prospects in order to try to repay the principal amount on the Outstanding Notes when they mature in 2007. These actions could include redirecting cash flows that would otherwise be used to develop the Company’s business and divesting core assets and, if such divestitures are not successful, seeking to restructure its debt. If the Company is required to take any of these steps, the book and market value of the Common Stock is expected to be significantly reduced or eliminated altogether.

Certain Effects of the Amendment

If the amendment to the Company’s Articles is approved and the proposed exchange offer is consummated, holders of the Company’s Exchange Notes would be entitled to acquire up to 29,834,906 shares of Common Stock upon conversion at a conversion price of $2.12 per share, representing 70.2% of the Company’s outstanding Common Stock as of the Record Date, and up to 25,300,000 shares of Common Stock upon conversion at a conversion price of $2.50 per share, representing 66.6% of the outstanding Common Stock as of the Record Date. As of the Record Date, SMH Capital Advisors, Inc. (“SMH Capital Advisors”), a registered investment adviser who has been granted discretionary authority to make investment decisions with respect to, and under certain circumstances vote, Outstanding Notes under its management had $40,366,000 in principal amount of Outstanding Notes under its management. Although SMH Capital Advisors disclaims beneficial ownership of the Outstanding Notes, SMH Capital Advisors is deemed to beneficially own the Outstanding Notes pursuant to applicable rules under the Securities Exchange Act of 1934. SMH Capital Advisors has expressed its intent to tender all Outstanding Notes under its management in the exchange offer. SMH Capital Advisors’ expressed intent to tender Outstanding Notes in the exchange offer is subject to certain limitations, including any specific directions of any beneficial owner relating to the Outstanding Notes or the transfer of any Outstanding Notes out of an account managed by SMH Capital Advisors. SMH Capital Advisors is under no obligation to tender any of the Outstanding Notes and the Company cannot make any assurances that it will tender the Outstanding Notes that it holds. If only SMH Capital Advisors exchanges all of the Outstanding Notes under its management as of the Record Date for Exchange Notes and converts its Exchange Notes into shares of Common Stock at a conversion price of $2.12 per share, SMH

Capital Advisors would acquire 19,040,566 shares of Common Stock, representing 60.1% of the Common Stock outstanding as of the Record Date.

Under the proposed terms of the Exchange Notes, the Exchange Notes would be automatically converted into shares of Common Stock if the market price of the Common Stock exceeds $3.25 per share for 20 consecutive trading days. This mandatory conversion feature of the Exchange Notes could limit the ability of the Common Stock to achieve a market price in excess of the mandatory conversion price due to the fact that a mandatory conversion would cause substantial dilution of existing Shareholders.

If the exchange offer is not completed or the holders of the Exchange Notes do not convert some or all of their Exchange Notes into Common Stock and such shares become available for future issuances, the additional authorized shares could be used as a means of preventing or dissuading a change of control or takeover of the Company. Shares of authorized but unissued or unreserved Common Stock and preferred stock, for example, could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of the Company or could be issued to purchasers who would support the Board of Directors in opposing a takeover proposal. In addition, the increase in authorized shares of Common Stock, if approved, may have the effect of discouraging a challenge for control or make it less likely that such a challenge, if attempted, would be successful. Other than the ability of holders of Exchange Notes to acquire more than a majority of the Common Stock upon conversion, the Board of Directors and executive officers of the Company have no knowledge of any current effort to obtain control of the Company or to accumulate large amounts of Common Stock.

The additional shares of Common Stock authorized by the amendment that are not reserved for other purposes may be issued from time to time upon authorization by the Board of Directors, without further approval by the Shareholders, unless such authorization is required by applicable law or the rules of The NASDAQ National Market. Shares of Common Stock may be issued for such consideration as the Board of Directors may determine and as may be permitted by applicable law.

The holders of Common Stock and Convertible Preferred Stock are not entitled to preemptive rights with respect to the issuance of additional shares of Common Stock or securities convertible into or exercisable for Common Stock. Accordingly, the issuance of the Exchange Notes and additional shares of Common Stock issuable upon conversion of the Exchange Notes will significantly dilute current Shareholders and future issuances of Common Stock or other securities might further dilute the ownership and voting rights of the Shareholders.

The proposed amendment to the Articles does not change the terms of the Common Stock. The Company intends to cause any shares of Common Stock issuable upon conversion of the Exchange Notes to be authorized for trading on The NASDAQ National Market. The additional shares of Common Stock for which authorization is sought will have the same voting rights, the same rights to dividends and distributions, will not have any preemptive rights and will be identical in all other respects to the shares of Common Stock now authorized.

If approved by the Shareholders, it is anticipated that the amendment to the Articles will become effective as soon as practicable after the Special Meeting.

Recommendation

The Board of Directors recommends a vote “FOR” the amendment to the Articles to increase the number of authorized shares of Common Stock of the Company from 30 million shares to 60 million shares.

PROPOSAL II

AUTHORIZATION TO ISSUE

5.5% SENIOR CONVERTIBLE NOTES DUE 2010 AND, FROM TIME TO TIME,

UP TO 29,834,906 SHARES OF COMMON STOCK OF THE COMPANY

UPON CONVERSION OF THE COMPANY’S

5.5% SENIOR CONVERTIBLE NOTES DUE 2010

Issuances Requiring Shareholder Approval due to Potential Change of Control

If the amendment to the Company’s Articles is approved by at least a majority of the holders of Common Stock and Convertible Preferred Stock having voting power, voting as two separate classes, and the Exchange Offer is consummated, shares of Common Stock representing up to 70.2% of the Company’s outstanding Common Stock as of the Record Date will be issuable upon conversion of the Exchange Notes. Pursuant to Rule 4350(i)(1)(B) of The NASDAQ National Market, potential issuances of Common Stock in connection with a transaction that will result in a change of control of the Company require Shareholder approval.

As of the Record Date, SMH Capital Advisors managed accounts that held $40,366,000 in principal amount of the Company’s Outstanding Notes. As discussed above, SMH Capital Advisors is deemed to beneficially own these Outstanding Notes under applicable Exchange Act rules because of its ability to exercise discretionary authority to make investment decisions with respect to, and, under certain circumstances, to vote, the Outstanding Notes held in accounts that it manages. If SMH Capital Advisors tendered all of its Outstanding Notes in the exchange offer, it could acquire up to 19,040,566 shares of Common Stock upon conversion of the Exchange Notes it would receive in the exchange offer at a conversion price of $2.12 per share and 16,146,400 shares of Common Stock at a conversion price of $2.50. Following such a conversion by SMH Capital Advisors only, SMH Capital Advisors’ beneficial ownership of Common Stock would represent 60.1% at a conversion price of $2.12 per share, and 56.0% at a conversion price of $2.50 per share, of the issued and outstanding shares of Common Stock as of the Record Date. Such a potential issuance of shares of Common Stock to SMH Capital Advisors would result in a change of control of the Company. Accordingly, pursuant to the rules of The NASDAQ National Market, the Shareholders of the Company are required to approve the issuance of the Exchange Notes and the issuance of up to 29,834,906 shares of Common Stock issuable upon conversion of the Exchange Notes.

If all of the Outstanding Notes were exchanged for Exchange Notes and converted as of the Record Date at a conversion price of $2.12 per share, accounts managed by SMH Capital Advisors would only acquire 44.8% of the Common Stock. Whether or not an election by SMH Capital Advisors to convert Exchange Notes received in the exchange offer would actually result in a change of control is dependent on the facts and circumstances at the time SMH Capital Advisors converts any Exchange Notes under its management. Even if a change of control did not occur, if accounts managed by SMH Capital Advisors convert a material portion of the Exchange Notes held in such accounts into Common Stock, SMH Capital Advisors would have the ability, subject to certain limitations on their ability to vote such Common Stock, to affect the outcome of all matters required to be submitted to our Shareholders to a significant extent. Matters over which SMH Capital Advisors could exercise significant voting control following a conversion of a material portion of Exchange Notes include the election of directors, acquisitions of the Company and other significant corporate transactions.

Reasons for Approving the Issuance of Exchange Notes and the Issuance of Shares of Common Stock Issuable Upon Conversion of Exchange Notes

The exchange offer cannot be completed unless both the amendment to the Company’s Articles and the issuance of Exchange Notes and shares of Common Stock issuable upon conversion of the Exchange Notes are approved. If the issuance of the Exchange Notes and the Common Stock issuable upon conversion of Exchange Notes, which may result in a change of control of the Company, is not approved, the Company will not be able to exchange the Exchange Notes for Outstanding Notes. If the Outstanding Notes are not exchanged, the Company believes that the actions that will need to be taken to repay the Outstanding Notes in 2007 will adversely effect the Company’s future prospects and will significantly reduce or eliminate altogether the book and market value of the Common Stock.

See “Proposal I” above for an additional discussion of reasons for approving, and the effect of, the issuance of Exchange Notes and shares of Common Stock issuable upon conversion of the Exchange Notes.

Recommendation

The Board of Directors recommends a vote “FOR” the authorization to issue the Exchange Notes and, from time to time, up to 29,834,906 shares of Common Stock of the Company upon conversion of the Exchange Notes.

PRINCIPAL SHAREHOLDERS

The following table sets forth as of the Record Date, certain information regarding the beneficial ownership of the Company’s outstanding Common Stock and Convertible Preferred Stock held by (i) each person known by the Company to be a beneficial owner of more than five percent of any outstanding class of the Company’s capital stock, (ii) each of the Company’s directors, (iii) the Company’s Chief Executive Officer and four most highly compensated executive officers at the end of the Company’s last completed fiscal year, and (iv) all directors and executive officers of the Company as a group. Unless otherwise described below, each of the persons listed in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned by such party.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percentage of Class(1)
Series B Senior Convertible Preferred Stock
EADS Space Transportation GmbH	1,333,334	(2)	100%

Common Stock
EADS Space Transportation GmbH	1,437,499	(2)	10.3%
Ore Hill Hub Fund Ltd.	674,714	(3)	5.3%
SMH Capital Advisors, Inc.	2,962,642	(4)	19.0%
SPACEHAB Taiwan, Inc.	791,666	(5)	6.3%
Austin W. Marxe and David M. Greenhouse	1,816,600	(6)	14.3%
Tejas Incorporated	692,732	(7)	5.5%

Non-Employee Directors:
Richard S. Bodman	20,000	(8)	*
Dr. Edward E. David, Jr.	16,000	(9)	*
Richard M. Fairbanks	115,000	(10)	*
Dr. Stefan-Fritz Graul	—		*
Dr. Shelley A. Harrison	394,000	(11)	3.0%
James R. Thompson	35,000	(12)	*
Roscoe Michael Moore, III	5,000		*
Thomas Boone Pickens, III	—		*
Barry A. Williamson	—		*

Named Executive Officers:
Daniel A. Bland	11,239	(13)	*
Brian K. Harrington	20,000	(14)	*
Michael E. Kearney	229,950	(15)	1.8%
John B. Satrom	36,000	(16)	*
Michael Chewning	59,020	(17)	*

All Directors and Executive Officers as a Group (14 persons)	1,014,573	(18)	7.5%

*	Indicates beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)	Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the number and percentage owned by any other person listed. As of the Record Date, the Company had 12,661,179 shares of Common Stock outstanding.

(2)	EADS Space Transportation GmbH beneficially owns 1,333,334 shares of the Company’s Convertible Preferred Stock that are convertible at the holder’s option into Common Stock on the basis of one share of Convertible Preferred Stock for one share of Common Stock. EADS Space Transportation GmbH’s address is HünefeldstraBe 1-5, Postfach 105909, D-28059 Bremen, Germany. The information provided in this table is based on Amendment No. 1 to a Schedule 13D filed with the Securities and Exchange Commission on October 27, 1999 by DaimlerChrysler Aerospace AG.

(3)	Ore Hill Partners LLC, a Delaware LLC, is the investment manager of Ore Hill Hub Fund Ltd. The two entities share voting and investment power with respect to all of the shares of Common Stock held by Ore Hill Hub Fund Ltd. The address of Ore Hill Hub Fund Ltd. is c/o Bank of Butterfield International (Cayman) Ltd., P.O. Box 705 GT, Butterfield House, 68 Fort Street, Grand Cayman, Cayman Islands. The address of Ore Hill Partners LLC is 444 Madison Avenue, 12th Floor, New York, New York 10022. The information provided in this table is based on a Schedule 13G filed with the Securities and Exchange Commission on May 19, 2005 by Ore Hill Hub Fund Ltd. and Ore Hill Partners LLC.

(4)	Represents $40,366,000 principal amount of the Company’s 8% Convertible Subordinated Notes due 2007 that may be converted into Common Stock at a rate of $13.625 per share held by SMH Capital Advisors, Inc. in discretionary accounts for the benefit of its clients. SMH Capital Advisors has shared voting power and sole investment power with respect to these shares. This holder disclaims beneficial ownership of all shares of Common Stock it holds. This holder’s address is 600 Travis, Suite 3100, Houston, Texas 77002. The information provided in this table is based on Amendment No. 3 to a Schedule 13G filed with the Securities and Exchange Commission on July 22, 2005 by SMH Capital Advisors, Inc.

(5)	Except for its ownership of 791,666 shares of Common Stock, SPACEHAB Taiwan, Inc. has no other affiliation with the Company. SPACEHAB Taiwan’s address is 14th Floor No. 180, Chang-Shiao E. Road, Sec. 4, Taipei, Taiwan, R.O.C.

(6)	Austin W. Marxe and David M. Greenhouse share voting and investment power over 971,600 shares of Common Stock held by Special Situations Fund III, L.P., 91,780 shares of Common Stock held by Special Situations Technology Fund, L.P., 467,970 shares of Common Stock held by Special Situations Technology Fund II, L.P. and 285,300 shares of Common Stock held by Special Situations Cayman Fund, L.P. Austin W. Marxe and David M. Greenhouse are the controlling principals of AWM Investment Company, Inc., the general partner and investment adviser to Special Situations Cayman Fund, L.P. AWM Investment Company, Inc. also serves as general partner of MGP Advisors Limited Partnership, the general partner of and investment adviser to Special Situations Fund III, L.P. Mr. Marx and Mr. Greenhouse are also members of SST Advisers, L.L.C., the general partner and investment adviser to Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P. The principal business address for Mr. Marx and Mr. Greenhouse is East 53rd Street, 55th Floor, New York, New York 10022. The preceding information is based on Amendment No. 4 to a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2005.

(7)	Tejas Incorporated and Tejas Securities Group, Inc., a wholly-owned subsidiary of Tejas Incorporated, share voting and investment power with respect to 541,332 shares of Common Stock, which are held in a proprietary trading account of Tejas Securities Group, Inc. Tejas Incorporated has sole voting and investment power with respect to 151,400 shares of Common Stock. The address for each holder is 8226 Bee Caves Road, Austin, Texas 78746. The information provided in this table is based on Amendment No. 3 to a Schedule 13D filed with the Securities and Exchange Commission on August 2, 2005 by Tejas Incorporated., Tejas Securities Group, Inc. and John Joseph Gorman and Tamra I. Gorman.

(8)	Includes options to purchase 10,000 shares of Common Stock.

(9)	Includes options to purchase 15,000 shares of Common Stock.

(10)	Includes options to purchase 35,000 shares of Common Stock.

(11)	Includes options to purchase 393,000 shares of Common Stock.

(12)	Includes options to purchase 30,000 shares of Common Stock.

(13)	Includes 954 shares of Common Stock held in the Company’s 1997 Employee Stock Purchase Plan. Mr. Bland resigned on July 1, 2005.

(14)	Includes options to purchase 10,000 shares of Common Stock.

(15)	Includes 2,006 shares of Common Stock held in the Company’s 1997 Employee Stock Purchase Plan, and options to purchase 195,304 shares of Common Stock.

(16)	Represents options to purchase 36,000 shares of Common Stock. Mr. Stratom resigned on August 12, 2005.

(17)	Includes options to purchase 49,020 shares of Common Stock.

(18)	Includes options to purchase 794,361 shares of Common Stock and 65,572 shares of Common Stock held in the Company’s 1997 Employee Stock Purchase Plan.

OTHER MATTERS

No business other than consideration of the amendment to the Articles and the issuance of the Exchange Notes and additional shares of Common Stock issuable upon conversion of the Exchange Notes will be considered or acted upon at the Special Meeting.

Proxy Solicitation Expense

The cost of the solicitation of Proxies of approximately $18,000 will be borne by the Company. In addition to solicitation by mail, directors, officers, and employees of the Company and its subsidiaries, without receiving any additional compensation, may solicit Proxies personally or by telephone or facsimile. The Company has also retained Georgeson Shareholder to solicit proxies in connection with the Special Meeting. The Company has agreed to pay Georgeson Shareholder a fee of $7,500 for its services. The Company will be required to pay Georgeson Shareholder additional amounts if the Company requests that Georgeson Shareholders perform additional services in connection with the solicitation of Proxies for the Special Meeting. The Company has also retained Georgeson Shareholder to request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward Proxy materials to their customers or principals who are the beneficial owners of shares of the Company’s capital stock and will reimburse them for their expenses in doing so. The Company does not anticipate that the costs and expenses incurred in connection with this Proxy solicitation will exceed those normally expended for a Proxy solicitation for those matters to be voted upon at the Special Meeting.

Deadline for Submission of Shareholder Proposals for the 2005 Annual Meeting

The proxy rules adopted by the Securities and Exchange Commission provide that certain Shareholder proposals must be included in the proxy statement for the Company’s 2005 Annual Meeting. For a proposal to be considered for inclusion in the Company’s proxy materials for the Company’s 2005 Annual Meeting of Shareholders, it must have been received in writing by the Company on or before June 29, 2005 at its principal office, 12130 State Highway 3, Building 1, Webster, Texas 77598, Attention: Corporate Secretary. If the Company receives notice after September 12, 2005 of a Shareholder’s intent to present a proposal at the Company’s 2005 Annual Meeting, the Company will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the 2005 Annual Meeting, without including information regarding such proposal in the Company’s proxy materials.

SPACEHAB, INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF SHAREHOLDERS

September [•], 2005

P R O X Y	The undersigned hereby appoints Dr. Shelley A. Harrison and Michael E. Kearney, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution and re-substitution, to vote all the shares of Common Stock and Convertible Preferred Stock of SPACEHAB, Incorporated that the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on September [•], 2005, at 10:00 a.m. (local time), at the Company’s executive offices located at 12130 State Highway 3, Building 1, Webster, Texas 77598, and at any postponements or adjournments thereof, with all the powers the undersigned would have if personally present, as follows:
(Continued and to be signed on the reverse side)

The Board of Directors recommends a vote FOR the following proposals:

(1)	To amend the Amended and Restated Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock of the Company from 30,000,000 shares to 60,000,000 shares.

☐ FOR         ☐ AGAINST         ☐ ABSTAIN

(2)	To authorize the issuance of the Company’s 5.5% Senior Convertible Notes due 2010 and, from time to time, up to 29,834,906 shares of Common Stock of the Company upon conversion of the Company’s 5.5% Senior Convertible Notes due 2010.

☐ FOR         ☐ AGAINST         ☐ ABSTAIN

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

Dated , 2005 Sign exactly as name appears hereon. When signing in a representative capacity, please give full title. Joint owners (if any) should each sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS